EXHIBIT 5

[COMPUTER ASSOCIATES LETTERHEAD]

                                                                                                October 30, 2002

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11749-7000

Ladies and Gentlemen:

I have acted as your counsel in connection with the preparation of a Registration Statement of Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with the issuance of 45,650,000 shares of your Common Stock, together with associated rights, issuable pursuant to the 2002 Incentive Plan and the 2002 Compensation Plan For Non-Employee Directors (the "Plans").  As such counsel, I have examined your Restated Certificate of Incorporation, your By-laws as amended to date, the Registration Statement, the Plans and such other corporate documents, minutes and records as I have deemed appropriate.

Based upon the foregoing, it is my opinion that the 45,650,000 shares reserved for issuance in the aggregate pursuant to the Plans are duly authorized, and when issued against payment of the purchase price therefore in accordance with the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the reference to me in the Registration Statement where it appears and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                            Very truly yours,

                                                            /s/  Steven M. Woghin
                                                            Steven M. Woghin
                                                            Senior Vice President and
                                                            General Counsel